Exhibit 12

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

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       FOR THE YEAR ENDED DECEMBER 31
                        (in millions, except ratios)

                                                      1995       1994       1993       1992       1991
                                                      ----       ----       ----       ----       ----

Earnings:
  Income before taxes on income, and
   before extraordinary loss and
   accounting changes                               $1,470.2     $822.5     $191.1     $298.6     $411.5
  Minority interests' share  of earnings of
  majority-owned subsidiaries
   without fixed charges                                 2.0        -         (5.9)      (5.7)      (7.7)
  Less equity (earnings) losses                        (59.5)       (.3)      13.0       12.2        5.2
  Fixed charges added to net income                    150.7      138.4      110.1      133.5      193.1
  Proportionate share of income (loss)
   of 50% owned persons                                 58.2        1.9      (11.5)     (11.2)       (.5)
  Distributed income of less than 50%
   owned persons                                         -          -          -          -          4.6
  Amortization of capitalized interest:
   Consolidated                                         23.1       25.5       20.6       20.0       19.6
   Proportionate share of 50% owned persons               .8        1.2         .8        1.0         .4
                                                     -------      -----      -----      -----      -----

    Total earnings                                  $1,645.5     $989.2     $318.2     $448.4     $626.2
                                                     =======      =====      =====      =====      =====

Fixed Charges:
 Interest expense:
  Consolidated                                        $119.8     $106.7     $ 87.8     $105.4     $153.2
  Proportionate share of 50% owned persons               6.7        7.4        5.5        7.0       17.8
                                                       -----      -----      -----      -----      -----
                                                       126.5      114.1       93.3      112.4      171.0
                                                       -----      -----      -----      -----      -----

 Amount representative of the interest
 factor in rents:
  Consolidated                                          24.0       23.9       16.4       20.7       21.3
  Proportionate share of 50% owned persons                .2         .4         .4         .4         .8
                                                       -----      -----      -----      -----      -----
                                                        24.2       24.3       16.8       21.1       22.1
                                                       -----      -----      -----      -----      -----

  Fixed charges added to earnings                      150.7      138.4      110.1      133.5      193.1
                                                       -----      -----      -----      -----      -----

 Interest capitalized:
  Consolidated                                           1.9        1.5        3.5       11.1       12.7
  Proportionate share of 50% owned persons               -          -          -          -          -
                                                       -----      -----      -----      -----      -----
                                                         1.9        1.5        3.5       11.1       12.7
                                                       -----      -----      -----      -----      -----

 Preferred stock dividend requirements
 of majority-owned subsidiaries                          4.9       13.1       29.6       62.4       69.0
                                                       -----      -----      -----      -----      -----

    Total fixed charges                               $157.5     $153.0     $143.2     $207.0     $274.8
                                                       =====      =====      =====      =====      =====

Ratio of earnings to fixed charges                     10.45       6.47       2.22       2.17       2.28
                                                       =====      =====      =====      =====      =====
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